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CIGNA CORPORATION                                                     EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(Dollars in millions, except per share amounts)


                                                             THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                SEPTEMBER 30,                         SEPTEMBER 30,
                                                             1995             1994             1995                  1994
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
PRIMARY EARNINGS PER SHARE
---------------------------
NET INCOME (LOSS) AVAILABLE TO
   COMMON SHARES                                       $       (566)     $        123      $        (71)          $        372
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WEIGHTED AVERAGE SHARES:
    Common shares                                        72,908,117        72,241,829        72,561,464             72,211,964
    Common share equivalents applicable
        to stock options                                          *           112,170                 *                105,570
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            Total                                        72,908,117        72,353,999        72,561,464             72,317,534
-------------------------------------------------------==============================------===================================

PRIMARY EARNINGS PER SHARE                             $      (7.76)     $       1.70      $      (0.98)          $       5.14
-------------------------------------------------------==============================------===================================

FULLY DILUTED EARNINGS PER SHARE
--------------------------------
NET INCOME (LOSS) AVAILABLE TO
   COMMON SHARES:
   Net income (loss)                                   $       (566)     $        123      $        (71)          $        372
    Adjusted for:
        Interest expense (net of tax) on
            convertible debentures                               *                  3                 *                     10
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Net income (loss) available to common shares           $       (566)     $        126      $        (71)          $        382
-------------------------------------------------------==============================------===================================
WEIGHTED AVERAGE SHARES:
    Common shares                                        72,908,117        72,241,829        72,561,464             72,211,964
    Common share equivalents applicable
        to stock options                                          *           112,170                 *                127,753
    Assumed conversion of convertible debentures                  *         3,626,102                 *              3,626,102
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    Total                                                72,908,117        75,980,101        72,561,464             75,965,819
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FULLY DILUTED EARNINGS PER SHARE                      $      (7.76)     $       1.66      $      (0.98)          $       5.03
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   *   Anti-dilutive; therefore effects have been excluded.